Exhibit 10.3

SECOND AMENDMENT TO

COMMERCIAL LEASE (AMPHITHEATRE)

THIS SECOND AMENDMENT TO COMMERCIAL LEASE (AMPHITHEATRE) (this “Amendment”) is made as of the 9th day of July, 2003, by WXIII/AMPHITHEATRE REALTY, L.L.C., a Delaware limited liability company (“Landlord”), GOOGLE TECHNOLOGY INC., a California corporation (“Subtenant”) and SILICON GRAPHICS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, The Goldman Sachs Group, Inc., a Delaware corporation (“GS”), and Tenant, entered into that certain Commercial Lease, dated December 29, 2000, as amended as of April 18, 2001 (as so amended, the “Lease”), which was assigned by GS to Landlord by an Assignment and Assumption, dated as of May 22, 2001, for certain premises located at 1600 Amphitheatre Parkway, Mountain View, California (the “Premises”), said property being more particularly described in the Lease.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Lease;

WHEREAS, concurrently herewith, Tenant and Subtenant are entering into that certain Sublease Agreement, dated as of the date hereof (the “Google Sublease”), whereby Tenant will sublease to Subtenant, and Subtenant will sublease from Tenant, the Premises;

WHEREAS, concurrently herewith, Landlord, Tenant and Subtenant are entering into that certain Landlord-Subtenant Agreement (Amphitheatre), dated as of the date hereof (the “Landlord-Subtenant Agreement”), and Landlord and Subtenant are entering into that certain Nondisturbance and Attornment Agreement, dated as of the date hereof (the “Nondisturbance Agreement”);

WHEREAS, in connection with the execution of the Google Sublease, Landlord is willing to modify certain terms of the Lease as the same would apply to Subtenant, and, in certain respects, to amend the Lease, in each case all as more particularly set forth herein;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

Amphitheatre Lease Amendments

Subject to Article II hereof:

1.1.          Parking.  With respect to the seventh (7th) sentence of Section 2.3 of the Lease, the following shall be added after the initial occurrence of the word “Tenant” therein: “or Subtenant, or Subtenant’s subtenants or assignees.”

1.2.          Tenant’s Relinquishment of its Renewal Rights.  Tenant hereby relinquishes the renewal options set forth in Section 3.2 of the Lease, such that said Section 3.2 is deemed deleted from the Lease from and after the date hereof as if it were never included in the Lease.  At Landlord’s request, Tenant will promptly execute, acknowledge and deliver to Landlord an instrument in recordable form confirming such termination of Tenant’s renewal options in Section 3.2 of the Lease.

1.3.          Operating Expenses.

(a)  With respect to Section 5.2 of the Lease,

(i)                                     Landlord will, concurrently with its delivery to Tenant of any Landlord’s Expense Statement, deliver a duplicate of Landlord’s Expense Statement to Subtenant.

(ii)                                  Following the Substantial Occupancy Date (as defined in the Google Sublease), Subtenant may pay Operating Expenses directly to parties entitled thereto to the extent that Tenant is entitled to do so under the Lease.

(b)  With regard to Section 5.1(b)(xi) of the Lease, it is agreed that (i) as of the date hereof, 1.00% per annum of the annual Base Rent and Tenant’s Share of Operating Expenses payable under the Lease by Tenant to Landlord (and expressly excluding those Operating Expenses payable directly by Tenant to third parties) constitutes a “commercially reasonable rate” as contemplated in said Section 5.1(b)(xi) and (ii) the same shall not be subject to increase or decrease to reflect changing market conditions until after the first anniversary of the date hereof.

1.4.          Ground Lease.  Section 6.2(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“(a)  Tenant, Subtenant and/or Subtenant’s subtenants or assignees shall, at Tenant’s sole cost and expense, throughout the Term, comply with, satisfy and cause the Premises to comply with and satisfy, each of the provisions of the Ground Lease within the period of time and in the manner required by the

Ground Lease, excluding, however the following provisions of the Ground Lease: Article 1 (Definitions) (unless such definitions are used in the incorporated sections), Article 2 (Demise, Term and Surrender), Article 3 (Rent), Sections 4.4, 4.5.1, 4.5.3, 4.5.9.1, 4.5.9.2, and 4.5.9.3 of Article 4 (Use), Article 5 (Payment of Real Property Taxes and Facility Charges), Sections 6.1, 6.2, and 6.3 of Article 6 (Construction of Improvements and Mechanic’s Liens), Sections 7.1.1, 7.4 and 7.5 of Article 7 (Insurance and Indemnity), Article 9 (Condemnation), Article 10 (Default and Remedies), Article 11 (Assignment and Subletting), Article 12 (Transfer of Leased Premises by Landlord), Article 13 (Tenant Mortgages) and Article 14 (General Provisions, except to the extent relevant to the incorporated sections).  Tenant shall not do, permit, suffer or refrain from doing anything which is Tenant’s obligation under this Lease to do, as a result of which there could be a default under the Ground Lease.  Notwithstanding anything to the contrary contained in this Lease, in the event the time given to Landlord as tenant under the Ground Lease is shorter than the time given to Tenant by this Lease to perform or do the same act or thing, then Tenant shall perform or do said thing within the time specified in the Ground Lease.”

1.5.          Prohibited Uses.  With respect to the last sentence of Section 7.2 of the Lease (prohibiting firearms on the Premises), no explosives or firearms shall be brought into the Premises, except that firearms may be carried by personnel of security firms retained by Landlord, Tenant or Subtenant for the provision of security services to the Premises.  Any security firm hired by Tenant will be a Tenant Agent and any security firm hired by Subtenant shall be a Subtenant Representative (as such term is defined in the Google Sublease) for purposes of indemnification obligations of Tenant and Subtenant under the Lease and the Google Sublease.

1.6.          Alterations.

(a)  With respect to Article 10 of the Lease, Landlord and Tenant agree that Subtenant may make requests for consents or approvals or other submissions in respect of proposed Alterations directly to Landlord and, in such case, will concurrently with its delivery to Landlord, deliver a duplicate to Tenant.  Landlord shall respond directly to Subtenant in connection with such requests or other submissions and, in such case, if such response is in writing, will concurrently with the delivery of such response to Subtenant, deliver a duplicate to Tenant.  Any Alteration with respect to which Subtenant has procured Landlord’s approval shall not require the approval of Tenant.

(b)  In requesting Landlord’s approval for an Alteration (or at any time thereafter), Subtenant shall separately identify which Alterations it wishes Landlord to designate as Non-Severable Material Alterations for purposes of insuring the same under the property insurance for the Building to be procured by Landlord pursuant to the Lease; without affecting Landlord’s approval right pursuant to Section 1.6(c)(ii) hereof, Landlord shall have no responsibility to regard any Alteration as a Non-Severable Material Alteration or to so insure the same unless so proposed by Tenant or Subtenant (as applicable).

(c)  With respect to Section 10.1 of the Lease:

(i)                                     Landlord shall not unreasonably withhold its approval to any Alteration proposed to be made by Subtenant (or Subtenant’s subtenants or assignees) (regardless whether the same is a Material Alteration), and

(ii)                                  If Tenant or Subtenant proposes that Landlord designate a Material Alteration as a Non-Severable Material Alteration pursuant to Section 1.6(b) above, Landlord, in its reasonable discretion, will make its determination in respect of such proposal (and deliver to Tenant or Subtenant, as applicable, notice of such determination) concurrently with Landlord’s approval of the Material Alteration in question; if Landlord fails to timely make such determination, then the Alterations proposed by Tenant or Subtenant, as applicable, shall be deemed to be Non-Severable Material Alterations; if an Alteration is not designated (and not deemed to be designated) a Non-Severable Material Alteration, then Landlord shall nevertheless have the right at any time subsequent to so designate it, provided that, if Tenant’s or Subtenant’s property insurance policy is then covering such Non-Severable Material Alteration, then until the expiration of such policy, Operating Expenses shall be adjusted so as to exclude therefrom the cost of insuring such Non-Severable Material Alteration under Landlord’s property insurance policy.

(d)  With respect to Section 10.2(a) of the Lease, Landlord shall not unreasonably withhold its approval of plans and specifications for any Material Alteration, and the procedure set forth in said Section 10.2(a) for Landlord’s review and approval or deemed approval of Alterations shall apply to Material Alterations; provided that the 10 business day periods and 5 business day periods referred to therein shall in each instance be deemed to be, respectively, 20 business day periods and 10 business day periods in respect of Material Alterations.

(e)  With respect to Section 10.2(b) of the Lease, Alterations by Tenant or Subtenant shall not require either Tenant or Subtenant to provide Landlord with the letter of credit or other security prescribed in said 10.2(b), provided, upon the completion of the Alterations in accordance with Article 10 of the Lease, Landlord shall nevertheless be entitled to the items described in clauses (B)(x), (y) and (z) of the third sentence of said Section 10.2(b).

(f)  With respect to Section 10.2(c) of the Lease, Tenant’s obligation to procure the insurance coverage described therein may be satisfied, in the event of Alterations to be constructed by Subtenant, by Subtenant’s procurement of such coverage.

(g)  With respect to Section 10.3 of the Lease:

(i)                                     Clause (ii) of Section 10.3(a) of the Lease is hereby amended and restated as follows: “(ii) Landlord reasonably determines that the Alteration in question is not consistent with or typical for general multi-tenanted office, technology, research and development facilities in the vicinity of the Premises (including, without limitation, by reason of where in the Premises the Alteration is to be located or the style or materials in which the Alteration is to be executed) or that the Alteration in question is unique to the occupant, such as signage identifying the occupant.”  The sentence in the Lease following said clause (ii) is hereby deleted.

(ii)                                  The following are examples, but without limitation, of Alterations to the interior of the Building that the Landlord may require Tenant or Subtenant to restore pursuant to Section 10.3(a)(ii) of the Lease, as amended by Section 1.6(g)(i) above: (1) a theatre, (2) an oversized computer room with raised flooring (e.g., as of the date hereof, a computer room in excess of 300 square feet of Rentable Area), and (3) a “call center” with a capacity in excess of what is customary for typical office usage. The following are examples, but without limitation, of Alterations to the interior of the Building that Landlord may not require Subtenant to restore pursuant to Section 10.3(a)(ii) of the Lease, as amended by Section 1.6(g)(i) above: (w) the upgrade of existing facilities within the Building which have not previously been designated by Landlord for restoration if such upgrade does not materially change the character of the facilities in question, (x) the construction of individual offices that are of a type not materially inconsistent with the type of offices typically found in general multi-tenanted office, technology, research and development facilities in the vicinity of the Premises, (y) the installation of reasonably typical cubicles to house Subtenant’s employees, and (z) the construction of a reasonable quantity of conference or meeting rooms that are of a size reasonably consistent with the range of conference room sizes typically found in general multi-tenanted office, technology, research and development facilities in the vicinity of the Premises.  Further, Landlord agrees that it shall not require Subtenant to restore pursuant to Section 10.3(a)(ii) of the Lease, as amended by Section 1.6(g)(i) above, Alterations to the exterior of the Building if the same is an upgrade or improvement upon existing exterior improvements consistent with the design and use of such existing exterior improvement (for example, an upgrade of the volleyball court) or is an improvement that is a typical amenity in multi-tenanted general office, technology, research and development facilities in the vicinity of the Premises.

(iii)                               The dispute resolution procedure described in Section 10.3(b) of the Lease shall apply to all Alterations (as opposed to only Permitted Alterations).

(iv)                              Landlord acknowledges that, as of the date hereof, except as set forth in Exhibit A attached hereto, Tenant has not performed any Alterations which Landlord has, pursuant to the provisions of Section 10.3 of the Lease, required to be restored at the expiration or termination of the Lease.

(v)                                 Landlord agrees that if Subtenant restores the existing laboratory and research space identified on Exhibit A to standard multi-tenant office space, as determined in Landlord’s reasonable discretion, Landlord will return to Tenant the security deposited by Tenant in connection with its construction of such laboratory and research space (except to the extent that Landlord has the right to utilize such deposit in connection with other obligations owed to Landlord by Tenant).

(vi)                              Regardless whether Landlord shall require Subtenant under Section 10.3(a) of the Lease to restore an Alteration made by Subtenant, Landlord agrees that it shall not require Tenant to effect such restoration of an Alteration approved by Landlord and made by Subtenant.

(h)  Further, with respect to Section 10.3(c) of the Lease:

(i)                                     Reference is hereby made to that certain letter agreement, dated as of the date hereof, between Landlord and Subtenant, which sets forth certain financial tests in respect of Subtenant’s financial condition (such letter agreement, the “Financial Tests Letter Agreement”).

(ii)                                  Landlord agrees, for the benefit of Subtenant, that so long as, but only for so long as, (x) Subtenant satisfies each of the financial tests set forth in the Financial Tests Letter Agreement, and (y) Subtenant complies with its obligations under Sections 1.12(a) and 1.12(b), Landlord will not require the deposit of security pursuant to Section 10.3(c) of the Lease to secure the obligation to restore Alterations undertaken by Subtenant.

(iii)                               Within thirty (30) days after delivery of any financial statement or certificate to be delivered under Section 1.12(a) or 1.12(b) that shows that Subtenant is not satisfying each of the financial tests set forth in the Financial Tests Letter Agreement, or within fifteen (15) days after notice from Landlord to Subtenant of Subtenant’s default in its obligation under Sections 1.12(a) and 1.12(b) and Subtenant’s failure to cure such default within such fifteen (15) day period, Subtenant shall either (x) deliver to Landlord a letter of credit as required under Section 10.3(c)(i) of the Lease or (y) grant to Landlord a perfected, first priority security interest in a banking account that holds cash in the amount of security required under Section 10.3(c), pursuant to a security agreement in form and substance reasonably satisfactory to Landlord.

1.7.          Insurance.

(a)  With respect to the insurance coverage required to be maintained pursuant to Section 14.2(b) of the Lease, so long as Subtenant (or Tenant and Subtenant together) procures coverage in compliance with the requirements of Section 14.2(b) and Section 14.3 of the Lease, Tenant will not be required to maintain such insurance coverage.

(b)  The provisions of Section 14.5 of the Lease are deemed revised so that references therein to “the parties” shall be deemed to refer to Landlord, Tenant and Subtenant, and references to “Landlord and Tenant” shall be deemed to refer to “Landlord, Tenant and Subtenant.”

1.8.          Assignment and Subletting.

(a)  With respect to Section 15.1 of the Lease:

(i)                                     Section 15.1 of the Lease shall be applicable to Subtenant, and references therein to Tenant shall also mean Subtenant, references therein to Lease shall also mean the Google Sublease and references therein to “Sublease” shall also mean a sub-sublease by Google.

(ii)                                  The phrase “which Landlord may withhold in its sole and absolute discretion” in the final sentence of Section 15.1 of the Lease is deleted and replaced with the phrase “which Landlord shall not unreasonably withhold.”

(iii)                               Landlord and Tenant agree that, without the necessity of obtaining the further consent of Landlord or Tenant, Subtenant shall be permitted from time to time to permit its clients and/or venture partners (each, an “Approved User”) to temporarily occupy space concurrently with Subtenant within the Premises in order to make such Approved User more accessible to Subtenant, provided that the Approved Users shall not occupy, in the aggregate, more than fifteen percent (15%) of the rentable area of the Premises.  Subtenant shall notify Landlord and Tenant of the name of each Approved User within 10 business days of such Approved User’s initial occupancy of space within the Premises, as well as the approximate square footage occupied by such Approved User and rent to be paid by such Approved User, and shall, on January 2 of each year, furnish Landlord and Tenant with a list of all Approved Users, square footage occupied by each and the rent payable by each.  If any Approved User occupies any portion of the Premises as described herein, it is agreed that (i) the Approved User must comply with all provisions of this Amendment and the Google Sublease, and a default hereunder or thereunder by any Approved User shall be deemed a default by Subtenant under this Amendment and the Google Sublease; (ii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Subtenant from any of its obligations under this Amendment and the Google Sublease; and (iii) in no event shall the occupancy of any portion of the Premises by any Approved User be deemed to create a landlord/tenant relationship between Landlord and such Approved User, and, in all instances, Subtenant shall be considered the sole tenant under this Amendment and the Google Sublease notwithstanding the occupancy of any portion of the Premises by an Approved User.

(iv)                              Subtenant (failing which Tenant) shall perform the obligations and cure the defaults of any subtenant of Subtenant or any Person in the Premises claiming by, through or under Subtenant (including any Approved User).

(b)  Subject to the following terms, Sections 15.2, 15.3 and 15.4 of the Lease shall be applicable to Subtenant and the Google Sublease, and references therein to Tenant shall also mean Subtenant, references therein to Lease shall also mean the Google Sublease and references therein to “Sublease” shall also mean a sub-sublease by Google:

(i)                                     Subtenant may make requests for consents or approvals or other submissions directly to Landlord and, in such case, will concurrently with its delivery to Landlord, deliver a duplicate to Tenant.  Landlord may respond directly to Subtenant in connection with such requests and, in such case, if a written response is required, will concurrently with its delivery to Subtenant, deliver a duplicate to Tenant.  Tenant and Subtenant hereby agree as between themselves, with respect to any Assignment or Sublease proposed by Subtenant, Landlord’s determination to grant or withhold consent shall be binding upon Tenant and any consent granted or withheld by Tenant in contradiction thereof shall be invalid and without effect; provided, however, that any proposed Sublease or Assignment by Subtenant which would otherwise require the consent of Landlord in addition to the consent of Sublandlord (x) that results from a “Change in Control” or (y) with respect to which Landlord shall have consented but has waived a material requirement set forth in the Lease applicable to all Assignments and/or Subleases (as applicable), such as those set forth in Section 15.4(h), 15.6 and 15.8 of the Lease, shall nonetheless be subject to the consent (or deemed consent) of Tenant. The provisions of the foregoing sentence are intended to be and shall be construed as an agreement between Tenant and Subtenant and shall not impose any obligation on Landlord in favor of Tenant or Subtenant or permit any defense or offset or other right on the part of Tenant in respect of Landlord.

(ii)                                  Tenant agrees to deliver simultaneously to Landlord and Subtenant any notice in which Tenant’s consent to a proposed Sublease or Assignment by Subtenant is granted or denied.  If Tenant fails to respond to any request for consent to a proposed Assignment or Sublease (and to provide a concurrent copy to Landlord) within seven (7) business days following Subtenant’s delivery of such request, Subtenant shall have the right to provide Tenant with a second request for consent.  Subtenant’s second request for consent must specifically state that Tenant’s failure to respond (and to concurrently deliver a copy of such response to Landlord) within a period of three (3) business days shall be deemed to be an approval of the second request for consent.  If Tenant shall fail to so respond to such second notice (and to provide a concurrent copy of the Lease to Landlord) within such three (3) business day period the Assignment or Sublease for which Subtenant has requested consent shall be deemed to have been approved by Tenant.

(iii)                               Subtenant shall not be obligated under Section 15.3 of the Lease to pay Excess Rents, it being agreed that the provision of Section 9 of the Sublease shall govern with respect to the amount of Excess Rent to be paid by Subtenant to Sublandlord under the Google Sublease.  Further, for the avoidance of doubt, rent received from Approved Users shall be subject to Section 9 of the Google Sublease.

(c)  Subject to the following terms, Sections 15.7(a), 15.7(b), 15.8 and 15.9 of the Lease shall be applicable to Subtenant and the Google Sublease, and references therein to Tenant shall also mean Subtenant, references therein to Lease shall also mean the Google Sublease and references therein to “Sublease” shall also mean a sub-sublease by Google:

(i)                                     A Change in Control shall not be deemed to have occurred in respect of Subtenant by reason of the consummation of an initial public equity offering of Subtenant, provided that, following the consummation of an initial public offering of Subtenant, a Change in Control will be deemed to have occurred if there shall be (x) a transfer of the ultimate beneficial ownership of fifty percent (50%), or more of the equity interests in Subtenant or of any class of equity interests in Subtenant, including, without limitation, by the issuance of additional shares or other equity interests in Subtenant, (y) a transfer of the right to receive fifty percent (50%) or more of any category of distributions made by Subtenant, or (z) a transfer of the right to direct the management of Subtenant, by contract or otherwise.

(ii)                                  Notwithstanding any of the provisions of Section 15.7(a) to the contrary, the consent of Landlord or Tenant shall not be required with respect to:

(y)                                 an assignment of Subtenant’s interest under the Google Sublease if the sole purpose and effect of such assignment is to change Subtenant’s name and/or domicile, (e.g., a reincorporation in another jurisdiction) (such transaction being referred to herein as a “Reincorporation”); provided that Subtenant will provide notice of such Reincorporation to Landlord and Tenant within ten (10) days following the effective date of such Reincorporation; and

(z)                                   if Subtenant is a Public Company, transfers of the capital stock of Subtenant on a national securities exchange, unless such transfers constitute a Change in Control effected through concerted actions (and are otherwise not permitted under Section 15.7(b) below with respect to an Assignment to a Successor Entity).

(iii)                               The reference in Section 15.7(a) of the Lease to Section 15.5 shall be disregarded.

1.9.          Landlord’s Reserved Rights — Use of Additional Areas.

(a)  Section 17.1 of the Lease is hereby deleted in its entirety and replaced with the following:  “[Reserved.]”

(b)  Section 17.4 of the Lease is hereby deleted in its entirety and replaced with the following:

“17.4                  Use of Additional Areas.  Subject to the provisions of Article 32, Landlord reserves the exclusive right to use any air space above the Buildings and the Property, the roof and exterior walls of the Buildings and the land beneath the Buildings; provided that such use shall not impede Tenant’s use of and access to the Premises other than to a de minimis extent.”

1.10.        Destruction and Casualty — Termination Option.

(a)  Section 19.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“19.2                  Termination Option.  Landlord shall notify Tenant (with a copy to Subtenant) within sixty (60) days after the date of damage whether or not the requirements for repairs, reconstruction and restoration by Tenant described in Section 19.3 are met.  If such requirements are not met, Landlord shall have the option, exercisable within sixty (60) days after the date of such damage either to:  (a) notify Tenant of Landlord’s election to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant as provided below), or (b) notify Tenant, and the subtenant under the Google Sublease, of Landlord’s election to terminate this Lease as of the date of the damage.  If such notice to terminate is given by Landlord, this Lease, and the Google Sublease (regardless of the Nondisturbance Agreement), shall terminate as of the date of such damage.  If Landlord notifies Tenant of its intention to repair Casualty damages and Landlord reasonably estimates that such repairs cannot be completed within eighteen (18) months (plus any incremental time as may be required to restore any Non-Severable Material Alterations), Tenant shall have the right to terminate this Lease by delivering fifteen (15) days’ written notice to Landlord, in which event the Lease, and the Google Sublease (regardless of the Nondisturbance Agreement), shall terminate.  If pursuant to the above terms of this Section 19.2, Landlord notifies Tenant of Landlord’s intention to repair Casualty damages and this Lease and the Google Sublease are not terminated pursuant to the above terms of this Section 19.2, then Landlord shall repair, reconstruct and restore the Premises, including Non-Severable Material Alterations but excluding other Alterations and Tenant’s Property, with reasonable diligence, to the extent of available insurance proceeds, so that the same shall be reasonably comparable in quality, value and utility to the Premises immediately prior to such Casualty damage.”

(b)  With respect to Section 19.2, Section 20.1 and Section 20.4 of the Lease, in the event Tenant has the right to terminate the Lease:

(i)                                     Tenant (x) shall not exercise such right without the express written consent of Subtenant, and (y) shall promptly exercise such right upon the written direction of Subtenant to do so.

(ii)                                  Subtenant may notify Landlord directly of its intent to exercise or refrain from exercising the right to terminate the Lease, and, in such case, will concurrently with its delivery to Landlord, deliver a duplicate to Tenant.  Subtenant’s determination to exercise or refrain from exercising shall govern, and any determination notified to Landlord by Tenant in contradiction thereof shall be invalid and without effect.

1.11.        Destruction – Tenant Obligations.

(a)  With respect to Section 19.1(c) of the Lease, (i) the reference to “Alterations” shall not be construed to include Alterations designated as Non-Severable Material Alterations in accordance with Section 1.6(c)(ii) hereof; and (ii) Landlord shall not be obligated to repair any damage thereto or to replace the same other than as specifically set forth in Section 19.2.

(b)  Section 19.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“19.3.  Tenant Obligations.  Subject to Section 19.2, if the Premises or the Buildings or any portion thereof are damaged by Casualty, Tenant shall, at Tenant’s sole cost and expense (subject to Landlord’s provision of proceeds from insurance it is required to maintain hereunder to the extent Landlord is required to make such proceeds available under Section 19.1), repair, reconstruct and restore the same promptly, with diligence and continuity and in accordance with the requirements of Section 8.2 and the requirements of Article 10 for Alterations; provided that (i) such repairs can be made under the laws and regulations of the federal, state and local governmental authorities having jurisdiction within twelve (12) months  (plus any incremental time as may be required to restore any Non-Severable Material Alterations) after the date of such damage (or in the case of damage occurring during the last twelve (12) months of the Term, provided that such repairs can be made within ninety (90) days  (plus any incremental time as may be required to restore any Non-Severable Material Alterations) after the date of such damage), (ii) such repairs are fully covered (except for any deductible) by the proceeds of insurance maintained by Landlord or Tenant, and (iii) the damage does not affect more than fifty percent (50%) of the assessed value of the Buildings.  If Tenant is required to repair, reconstruct or restore the Premises after any damage or destruction, Tenant shall be responsible at its own expense for the repair and replacement of Tenant’s Property and any Alterations which Tenant elects to replace (provided that if any of such Alterations are designated as Non-Severable Material Alterations in accordance with Section 1.6(c)(ii) of the Second Amendment, then Landlord shall make available to Tenant property insurance proceeds received in respect thereof). Tenant hereby waives the provisions of any statute or law that may be in effect at the time of the occurrence of any such damage or destruction, under which a lease is automatically terminated or a tenant is given the right to terminate a lease upon such an occurrence.”

1.12.        Financial Statements.

(a) Subtenant hereby agrees that:

(i)                                     within forty-five (45) days after the end of each of Subtenant’s first three (3) fiscal quarters, Subtenant will deliver to Landlord and Tenant, Subtenant’s unaudited quarterly financial statements (balance sheet, profit & loss statement and cash flow statement),

(ii)                                  within forty-five (45) days after the end of each Subtenant’s fiscal year, Subtenant will deliver to Landlord and Tenant, Subtenant’s audited annual financial statements (balance sheet, profit & loss statement and cash flow statement), accompanied by the auditor’s report in respect of such statements.

(b) Each delivery described in Section 1.12(a) shall be certified by the chief financial officer of Subtenant as reflecting the financial condition having been prepared in accordance with generally accepted accounting principles, together with a statement by such officer whether Subtenant has satisfied each of the financial tests set forth in the Financial Tests Letter Agreement and a schedule substantially in the form of Exhibit A thereto showing the computations used by Subtenant in determining whether Subtenant has satisfied such financial tests.

(c) Subtenant hereby agrees that, on reasonable advance notice, during regular hours of operation and at any reasonable time from time to time, but in no event (absent an Event of Default under the Google Sublease) more than two times per fiscal year, Subtenant will make available to Landlord’s representatives the chief financial officer of the Subtenant for the purpose of discussing the financial statements delivered pursuant to this Section 1.12.

(d) Each of Subtenant and Landlord agrees that information delivered to Landlord by Subtenant in accordance with the terms of this Section 1.12 shall be subject to the Confidentiality Agreement, dated as of July 9, 2003, between Landlord and Subtenant.

(e) Each of Subtenant and Tenant agrees that information delivered to Tenant by Subtenant in accordance with the terms of this Section 1.12 shall be subject to the Confidentiality Agreement, dated as of July 9, 2003, between Tenant and Subtenant

(f) The provisions of this Section 1.12 shall be applicable both prior and subsequent to a Lease Termination (as defined in the Nondisturbance Agreement).

1.13.        Estoppel Certificates.  With respect to Article 23 of the Lease, Subtenant hereby agrees to deliver to Landlord, and Landlord hereby agrees to deliver to Subtenant, estoppel certificates similar to the certificates that Landlord has agreed to deliver to Tenant and Tenant has agreed to deliver to Landlord pursuant to Article 23 of the Lease.

1.14.        Rules and Regulations.  With respect to Section 24.1 of the Lease,

(a) Landlord acknowledges that, as of the date of this Amendment, there do not exist any Rules and Regulations and agrees that any Rules and Regulations subsequently established by Landlord shall be reasonable.

(b) With respect to the fourth (4th) sentence of Section 24.1 of the Lease, the following shall be added after the initial occurrence of the word “Tenant” therein: “or Subtenant, or Subtenant’s subtenants or assignees.”

1.15.        Notices.  Landlord agrees to deliver to Subtenant, at Subtenant’s address for notices set forth below (or such other address as Subtenant subsequently provides to Landlord) with a correct duplicate copy of any notice delivered by Landlord to Tenant regarding the status of (i) the Lease or (ii) the Premises or Property.  Subtenant’s address for notices is as follows:

If such notice shall be addressed to Subtenant the address of Subtenant is:

2400 Bayshore Parkway
Mountain View, CA  94043
Attn:  Director of Facilities

With a copy to:

2400 Bayshore Parkway
Mountain View, CA  94043
Attn:  Legal Department

1.16.        Signage.  With respect to Section 24.2 of the Lease,

(a)  Subtenant may make requests for consents or approvals or other submissions directly to Landlord and, in such case, will concurrently with its delivery to Landlord, deliver a duplicate to Tenant.  Landlord may, if a written response is required, respond directly to Subtenant in connection with such requests and, in such case, will concurrently with its delivery to Subtenant, deliver a duplicate to Tenant.  Any sign with respect to which Subtenant has procured Landlord’s approval shall not require the approval of Tenant.

(b)  Landlord shall not require Tenant to remove, or restore the Premises as a result of the installation of, any sign approved by Landlord under Section 1.16(a) above.

(c)  Landlord shall not place or allow to be placed on the Premises or Property any signage identifying or otherwise advertising any direct competitor of Subtenant in such line(s) of business as constitute Subtenant’s primary line(s) of business as of the date of such proposed installation, other than any signs currently on the Premises.

1.17.        Antenna and Roofspace.  Article 32 is hereby amended as follows:

(a)  With respect to Section 32.1 of the Lease, Landlord agrees that, subject to all Legal Requirements, insurance requirements, the terms of the Lease and the conditions and limitations hereinafter stipulated, during the term of the Google Sublease, Subtenant, at its sole cost and expense, pursuant to the license granted to Tenant under said Section 32.1, may install in the Antenna Area (which shall be in the maximum amount of 70 percent of each rooftop), and thereafter maintain, repair, operate and replace therein, one or more satellite antennae (collectively, the “antennae”), provided that Subtenant shall comply with the size, work, installation, legal and insurance requirements and with the payment obligations to be complied with pursuant to said Section 32.1, and shall obtain Landlord’s consent in respect of the antennae to the extent required pursuant to said Section 32.1, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)  With respect to Section 32.10 of the Lease, subject to Section 32.1 of the Lease and Section 32.2 of the Lease, as modified herein, so long as Tenant, Subtenant, or their respective subtenants or assignees leases 100% of the Premises, Tenant shall have the exclusive right to install and use antennae on the roof of the Buildings.

(c)  Subtenant may make requests for consents or approvals or other submissions directly to Landlord and, in such case, will concurrently with its delivery to Landlord, deliver a duplicate to Tenant.  Landlord may respond directly to Subtenant in connection with such requests and, if a written response is required, will concurrently with its delivery to Subtenant, deliver a duplicate to Tenant.  Any antenna or roof usage with respect to which Subtenant has procured Landlord’s approval shall not require the approval of Tenant.

1.18.        Default Notice.

(a)  Any period of ten (10) days or more provided for in the Lease for giving notice of default by Tenant to Landlord is hereby increased by five (5) days. Any period of less than ten (10) days provided for in the Lease for giving notice of default by Tenant to Landlord is hereby increased by one half (1/2) of such period, rounded up to the nearest whole day, if necessary.

(b)  Any period of ten (10) days or more provided for in the Lease following notice from Landlord to Tenant for Tenant to cure a default under the Lease, where such default is in respect of an obligation under the Lease that in turn is Subtenant’s obligation under the Google Sublease (such Lease default, a “Subtenant Default”), is hereby increased by five (5) days; provided that, with respect to a Subtenant Default described in Section 16.1(c) of the Lease, if Tenant shall have diligently and continuously prosecuted the cure of such Subtenant Default from and after the expiration of the cure period provided by Tenant to Subtenant under the Sublease, the additional five (5) days granted in this Section 1.18(b) above shall be increased to thirty (30) days.  Any period of less than ten (10) days provided for in the Lease for Tenant’s cure of a Subtenant Default following notice from Landlord to Tenant for Tenant to cure a Subtenant Default is hereby increased by one half (1/2) of such period, rounded up to the nearest whole day, if necessary.

(c)  Notwithstanding Section 1.18(b), in no event will any cure period provided for under Section 1.18(b) extend beyond the second (2nd) business day prior to the day on which the event or circumstance in question would result in a default under the Ground Lease that would permit the Ground Lessor to terminate the Ground Lease.

(d)  In the event that Landlord delivers a written notice of default under the Lease or this Amendment, Landlord shall concurrently deliver to Subtenant a duplicate notice.

1.19.        Google Letter of Credit/Cash Collateral Account.  Landlord is expressly made a third-party beneficiary of the terms of Section 7 of the Google Sublease.  Landlord shall be entitled to draw on the “Letter of Credit” (as defined in the Google Sublease and hereinafter the “Google Letter of Credit”), as co-beneficiary thereunder, or on any amount in the Cash Collateral Account (as such term is defined in the Google Sublease) or to exercise any remedy under the documents creating the security interests referred to in the following sentence, in lieu of Tenant in the manner provided for in and subject to the Google Sublease.  Tenant hereby grants and conveys to Landlord a first priority security interest in the Google Letter of Credit and Cash Collateral Account, and in all proceeds thereof from time to time, to secure Tenant’s performance of its obligations under the Lease and agrees that it shall take such further steps as may be necessary or appropriate so as to ensure the perfection and continued perfection, and first lien position, of such security interest in favor of Landlord, including in the Cash Collateral Account.  Landlord shall be accorded all of the rights of a secured party under the Uniform Commercial Code as in effect in the State of California.  At such time as Landlord, pursuant to Section 7.D. of the Google Sublease, is entitled to have (to the exclusion of Tenant) all of the rights of Tenant under the Google Sublease in respect of the Google Letter of Credit and Cash Collateral Account, Landlord shall have the right to have “Lender” (as defined in the Loan and Security Agreement, dated as of July 2, 2002, between WXIII/Amphitheatre Realty, L.L.C. and German American Capital Corporation) designated as co-beneficiary of such rights.

1.20.        Contrary Directions.  In any instance herein in which Subtenant and Tenant have agreed that Subtenant may make requests or give notices directly to Landlord, in the event Landlord receives contrary directions from Tenant and Subtenant, and Landlord is in good faith uncertain which of such directions should govern, Landlord shall have the right to await joint instructions from Tenant and Subtenant or a final order from a court of competent jurisdiction (or at Landlord’s election, the right to request such an order), and Tenant and Subtenant shall be jointly and severally liable to Landlord for all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection therewith.

1.21.        Copies of Agreements; Etc.  Each of Subtenant and Tenant agrees to deliver to Landlord a copy of the letter agreement referred to in Section 2.B. of the Google Sublease; the releases referred to in Section 6.D of the Sublease; and the punchlist referred to in Section 19.E of the Google Sublease. The delivery of the foregoing to Landlord is for informational purposes only and, except as may result under the Nondisturbance Agreement if the Google Sublease becomes a direct lease between Landlord and Subtenant, shall in no way create any obligation or duty on the part of Landlord.

1.22.        Tenant’s Obligations to Landlord in respect of the Google Sublease.  Tenant agrees for the benefit of Landlord to perform and observe its obligations and duties owed to Subtenant under the Google Sublease, and Tenant agrees that it shall not amend or waive any material provision of, or terminate or accept the surrender of, the Google Sublease without the prior written consent of Landlord.  Further, Tenant agrees that (i) its obligations to Landlord pursuant to the immediately preceding sentence shall be deemed, for purposes of Section 16.1 and the other applicable provisions of the Lease, to be an obligation owed by Tenant to Landlord under the Lease, (ii) any default in such obligations shall constitute a default under the Lease and (iii) any such default, after applicable notice and cure periods provided for in Section 16.1(c) of the Lease, shall be an “Event of Default” (as defined in the Lease).

1.23.        Tenant’s Obligation to Landlord in respect of the Letter of Credit.  Tenant agrees and acknowledges that if its Letter of Credit (as contemplated by Section 4.7 of the Lease) expires at any time without the proceeds being drawn down and deposited in the Cash Collateral Account (as such term is defined in the Lease), Tenant shall be obligated to deliver a new Letter of Credit to Landlord complying with the terms of Section 4.7 of the Lease.

1.24.        NDA from Ground Lessor.  All costs incurred in connection with obtaining a nondisturbance and attornment agreement from Ground Lessor on behalf of each of Tenant and Subtenant shall be split equally among Landlord, Tenant and Subtenant (i.e., each shall bear one-third (1/3) of the total costs).

1.25.        Glossary.  The following new definitions are added to the Glossary:

“Google Sublease” shall mean that certain sublease agreement dated as of July 9, 2003, between Tenant and Google Technology Inc., a California corporation, as subtenant (“Subtenant”).”

“Second Amendment” shall mean that certain Second Amendment to Commercial Lease (Amphitheatre), made as of the 9th day of July, 2003 by Landlord, Subtenant and Tenant.”

Article II.

Miscellaneous

2.1.          Termination; Survival.  The following provision(s) of this Amendment shall terminate and not survive the expiration or termination of the Google Sublease, whether such termination is the result of a default on the part of Subtenant or otherwise: Section 1.18; and the remaining sections of this Agreement, to the extent applicable by their terms, shall survive expiry or termination of the Google Sublease.

2.2.          Effect of Amendment.  Except as modified hereby, the terms and provisions of the Lease are hereby ratified and shall remain unchanged and in full force and effect.

2.3.          Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

2.4.          Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California with respect to contracts executed and delivered, and to be performed wholly, within the State of California.

2.5.          Modifications.  Neither this Amendment nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the parties hereto.

2.6.          Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the undersigned and their legal representatives, transferees, successors and assigns.

2.7.          Brokers. Each party hereby acknowledges and agrees for the benefit of each other party the representations, warranties and agreements made by such party in the Google Sublease and the Landlord-Subtenant Agreement (as applicable) in respect of any brokers, finders or similar parties relating to the transactions contemplated in the Google Sublease, the Landlord-Subtenant Agreement and the other agreements being executed concurrently herewith and agrees to indemnify each other party for any misrepresentation or breach of warranty or agreement on the part of such party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

WXIII/AMPHITHEATRE REALTY, L.L.C.,
a Delaware limited liability company

By:	Whitehall Parallel Real Estate Limited
Partnership XIII, its managing member

By: WH Parallel Advisors, L.L.C. XIII,
its general partner

By:
Name:
Title:

GOOGLE TECHNOLOGY INC., a California corporation

By:
Name:
Title:

SILICON GRAPHICS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

EXISTING ALTERATIONS TO BE RESTORED

A-1

Exhibit 10.7

AMENDMENT No. 2 TO SUBLEASE

AMENDMENT No. 2 to Sublease dated as of December 17, 2003 (this “Amendment”) by and between SILICON GRAPHICS, INC., a Delaware corporation, as Sublandlord, and GOOGLE INC., a Delaware corporation (successor to Google Technology Inc., a California corporation), as Subtenant.

WHEREAS, Sublandlord and Subtenant have entered into that certain Sublease dated as of July 9, 2003 (the “Original Sublease”), amended by Amendment No. 1 to Sublease dated as of November 18, 2003 (the “First Amendment”; the Original Sublease, as amended by the First Amendment, is referred to herein as the “Sublease”) for premises located at 1600 Amphitheatre Parkway, Mountain View, California 94043;

WHEREAS, the parties have agreed to certain changes relating to the use of the space in Building 43 housing the communications infrastructure.

NOW, THEREFORE, in accordance with the terms and conditions of the above-referenced Sublease, Sublandlord and Subtenant agree as follows (capitalized terms used but not defined herein shall have the meanings given to such terms in the Sublease):

1.                                       Paragraph 22 of the Original Sublease is amended to read in full as follows:

22. INITIAL CONSTRUCTION IN AND COOPERATION REGARDING BUILDING 43.

A.                                   Giving effect to the First Amendment, the new anticipated delivery dates for the Sublease Premises Portions in Building 43 are December 15, 2003 for the Building 43 West-1 Premises, the Building 43 West-2 Premises, and the Building 43 East-2 Premises, and March 1, 2004 for the Building 43 East-1 Premises.  Thus, Sublandlord and Subtenant will be jointly occupying Building 43 between the Actual Delivery Date of the first Sublease Premises Portion located in Building 43 to be delivered and the Actual Delivery Date of the last Sublease Premises Portion located in Building 43 to be delivered.

B.                                     Each party agrees to cooperate and coordinate with the other party any construction activities in Building 43 so as to prevent interruption of the business activities of such other party, including without limitation (i) controlling noise during business hours, (ii) avoiding blocking stairwell and/or elevator access and (iii) preventing damage to electrical, mechanical and information technology infrastructure.

C.                                     The parties acknowledge that Sublandlord currently houses and maintains in Building 43 in the location depicted on Schedule 22.B (the “IT Area”) certain information technology and other connectivity equipment (including, without limitation, Sublandlord’s voice services, network services, outside plant fiber infrastructure, internal cabling infrastructure connecting the Building 40 Premises with the Building 43 East-1 Premises, and all fiber and copper physical connections) (collectively, “Sublandlord’s IT Equipment”).  Until the Total Occupancy Date, the demise by Sublandlord to Subtenant of the Sublease Premises shall be subject to the following:

(i)                                     the Sublease Premises shall exclude the IT Area;

(ii)                                  Sublandlord reserves a nonexclusive easement over and through the Sublease Premises in order to access the IT Area (but no other portion of the Sublease Premises) at all times and with no notice required; and

(iii)                               no construction by Subtenant shall be conducted prior to January 31, 2004 in and around the MDF/MPOE vault identified in Schedule 22.B, and, further all construction work conducted by Subtenant in and around the IT Area shall be approved by and coordinated with Sublandlord (Sublandlord’s approval shall not be unreasonably withheld, conditional or delayed) to prevent any interruption in Sublandlord’s systems, utilities and information technology network.

D.                                    Notwithstanding Paragraph 22.C(i) above, (i) Sublandlord hereby grants to Subtenant a nonexclusive license to use certain portions of the IT Area as [shall be designated in writing by Sublandlord] [described on Schedule 22.D hereto] (“Subtenant’s IT Area”) to house Subtenant’s equipment of the type described in the parenthetical appearing in Paragraph 22.C (collectively, “Subtenant’s IT Equipment”), (ii) Subtenant shall have unrestricted access (twenty-four hours a day, seven days a week) to the IT Area through the Total Occupancy Date in order to maintain, service and otherwise access Subtenant’s IT Equipment located in the Subtenant’s IT Area, and (iii) Sublandlord shall have unrestricted access (twenty-four hours a day, seven days a week) to the IT Area through the end of the Removal Period (defined in Paragraph 22.F below) in order to maintain, service, otherwise access and remove, in accordance with Paragraph 22.F, Sublandlord’s IT Equipment.

E.                                      In connection with the shared use of the IT Area by Sublandlord and Subtenant through the Total Occupancy Date, the Sublandlord and Subtenant agree from the date hereof through the Total Occupancy Date, as follows:

(i)                                     Sublandlord and Subtenant shall share the environmental infrastructure (such as HVAC, power, lighting, and other building systems) (“IT Area Environmental Systems”) inside the IT Area. Neither Sublandlord nor Subtenant shall make any changes or upgrades to the IT Area Environmental Systems without prior written approval from the other party hereto;

(ii)                                  Sublandlord and Subtenant each agree that it shall not perform or permit to be performed any construction that could reasonably be expected to impact the other’s IT Equipment and infrastructure. In addition, prior to commencing any construction work in the IT Area, each of Subtenant and Sublandlord agree to cooperate with each other in reaching a  mutual written agreement to govern such construction;

(iii)                               Sublandlord agrees to continue to use the existing service and equipment provided by SBC.  Sublandlord and

2

Subtenant agree to share such existing SBC fiber, SBC equipment, existing cabling, fiber, and copper infrastructure inside the IT Area.  Sublandlord agrees to control and support all fiber and copper infrastructure inside the IT Area for Subtenant;

(iv)                              Sublandlord shall continue to have the sole and exclusive right to run all fiber and copper physical connections inside the IT Area for both parties. Subtenant will provide Sublandlord at least 48 hours’ advance written notice of all fiber and copper physical connections it proposes to make;

(v)                                 Neither Sublandlord nor Subtenant shall (or shall permit their contractors to) tap in or monitor the other’s communications traffic in any way or otherwise violate or breach the security systems the other has installed on their respective equipment; and

(vi)                              In the event either Sublandlord or Subtenant obtains knowledge that an emergency implicating health or safety issues has occurred, such party shall notify the other party hereto.

F.                                      Sublandlord may remove from the Sublease Premises, within sixty (60) days after the Total Occupancy Date (the “Removal Period”), all outside plant fiber, associated patch panels, and Sublandlord’s IT Equipment that terminates in the IT Area, including Sublandlord’s network and voice equipment. Any such property not so removed by the end of the Removal Period shall automatically and without further act become the property of Subtenant.  Sublandlord shall repair any damage to Sublease Premises resulting from such removal.

2.                                       This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

SUBLANDLORD:	SUBTENANT:

SILICON GRAPHICS, INC.	GOOGLE INC. (successor to Google Technology Inc.)

By:	By:
Printed Name:	Printed
Name
Its:	Its:

Dated:	Dated:

CONSENT OF LANDLORD TO AMENDMENT OF SUBLEASE

Reference is hereby made to: (i) that certain Commercial Lease (Amphitheatre) dated December 29, 2000 (as amended by that certain Amendment dated April 18, 2001, by the Second Amendment dated as of July 9, 2003 and as further amended from time to time, the “Lease”), by and between WXIII/AMPHITHEATRE REALTY, L.L.C., a Delaware limited liability company (“Landlord”), and SILICON GRAPHICS, INC., a Delaware corporation (“Tenant”), covering certain leased Premises more particularly defined in the Lease, located at 1600 Amphitheatre Parkway, Mountain View, CA 94043 (the “Premises”); (ii) that certain Sublease, dated July 9, 2003 (as amended by that certain Amendment No. 1 to Sublease dated as of November 18, 2003, the “Sublease”), by and between Tenant (sometimes referred to as “Sublandlord”), and GOOGLE TECHNOLOGY INC., a California corporation (“Subtenant”), relating to the entirety of the Premises, and (iii) Amendment No. 2 to Sublease, dated as of December 17, 2003 (the “Amendment”), between Sublandlord and GOOGLE INC., a Delaware corporation (successor to Subtenant). A copy of the Amendment is attached as Exhibit “A” hereto and is incorporated herein for all purposes.

Tenant has requested Landlord to consent to the Amendment.

Landlord has reviewed, and hereby consents to, the Amendment.

IN WITNESS WHEREOF, Landlord has executed and delivered these presents to Sublandlord and Subtenant this      day of                        , 2004.

WXIII/AMPHITHEATRE REALTY, L.L.C.

By:	Whitehall Parallel Real Estate Limited
Partnership XIII, its Managing Member

By:	WH Parallel Advisors, L.L.C. XIII,
its General Partner

By:
Printed Name:
Title: